Exhibit 99.1
For Immediate Release

Cushman & Wakefield Reports Financial Results for First Quarter 2021
CHICAGO (BUSINESS WIRE), May 6, 2021 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the first quarter ended March 31, 2021:
•Revenue for the first quarter of 2021 of $1.9 billion was up 1% (down 1% local currencyi) from the first quarter of 2020. Fee revenue of $1.3 billion was up 1% (down 1% local currency) versus the prior year.
◦Fee revenue better than expected across all segments and service lines, especially Americas brokerage
◦Property, facilities and project management and Valuation and other was stable, fee revenue up low single digits on local currency basis versus prior year
•Net loss and loss per share for the first quarter of 2021 were $17.2 million and $0.08, respectively. Adjusted earnings per share was $0.11.
•Adjusted EBITDA was $99.7 million, up 42% (38% local currency) from the first quarter of 2020.
•Adjusted EBITDA margin of 7.5% expanded 215 basis points from the first quarter of 2020.
•Generated $60 million of savings for the first quarter including both permanent cost reduction actions and continued tight management of discretionary expenses.
•Significant liquidity as of the end of March 2021 of $2.0 billion consisting of cash on hand of $1.0 billion and availability under the Company's undrawn revolving credit facility of $1.0 billion.

“We are off to a very strong start to 2021 with better than expected revenue as clients continue to turn to Cushman & Wakefield for our expert advice and differentiated service offering. Our focus remains on leading the industry through this recovery while also operating efficiently throughout our global portfolio of diversified services. We remain well-positioned with a strong balance sheet and significant liquidity to take advantage of growth opportunities during what we anticipate will be an uneven market rebound,” said Brett White, Executive Chairman & CEO.

INVESTOR RELATIONS	MEDIA CONTACT
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

May 6, 2021

Consolidated Results (unaudited)

(in millions)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$768.1	$732.1	5%	2%
Leasing	291.7	301.8	(3)%	(5)%
Capital markets	166.4	182.1	(9)%	(10)%
Valuation and other	111.4	104.4	7%	2%
Total service line fee revenue(1)	1,337.6	1,320.4	1%	(1)%
Gross contract reimbursables(2)	586.2	575.0	2%	—%
Total revenue	$1,923.8	$1,895.4	1%	(1)%

Costs and expenses:
Cost of services provided to clients	$1,003.3	$1,023.8	(2)%	(4)%
Cost of gross contract reimbursables	586.2	575.0	2%	—%
Total costs of services	1,589.5	1,598.8	(1)%	(3)%
Operating, administrative and other	280.8	284.0	(1)%	(3)%
Depreciation and amortization	43.1	72.0	(40)%	(41)%
Restructuring, impairment and related charges	17.6	26.1	(33)%	(34)%
Total costs and expenses	1,931.0	1,980.9	(3)%	(5)%
Operating loss	(7.2)	(85.5)	(92)%	(92)%
Interest expense, net of interest income	(42.4)	(36.5)	16%	14%
Earnings from equity method investments	2.4	1.3	85%	66%
Other income, net	2.0	39.1	(95)%	(94)%
Loss before income taxes	(45.2)	(81.6)	(45)%	(49)%
Benefit from income taxes	(28.0)	(26.5)	6%	5%
Net loss	$(17.2)	$(55.1)	(69)%	(73)%

Adjusted EBITDA(3)	$99.7	$70.3	42%	38%
Adjusted EBITDA margin(3)	7.5%	5.3%

Net loss	$(17.2)	$(55.1)	(69)%
Adjusted net income(3)	25.5	6.9	270%

Weighted average shares outstanding, basic	222.3	219.9
Weighted average shares outstanding, diluted(4)	223.9	223.9

Loss per share, basic and diluted	$(0.08)	$(0.25)
Adjusted earnings per share, diluted(3)	$0.11	$0.03
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Adjusted EBITDA to net income (loss); and (ii) Adjusted net income to net income (loss); and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which our management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with GAAP net loss, weighted average shares outstanding, diluted is used to calculate Adjusted earnings per share, diluted.

May 6, 2021

First Quarter Results (unaudited)
Three months ended March 31, 2021 compared to three months ended March 31, 2020

Revenue
Revenue was $1.9 billion, an increase of $28.4 million versus the three months ended March 31, 2020. Revenue growth in Property, facilities and project management, Gross contract reimbursables and Valuation and other of $36.0 million, $11.2 million and $7.0 million, respectively, reflects owners and occupiers continued reliance on the Company’s industry leading capabilities and thought leadership, regarding return to work best practices and work space requirements along with enhanced cleaning and facility services to ensure buildings are safe for tenants. These trends helped to offset lower brokerage activity in the first quarter. Leasing and Capital markets declined $10.1 million and $15.7 million, respectively principally due to the impact of the COVID-19 pandemic.

Cost of services
Cost of services of $1.6 billion decreased $9.3 million or 1%. Cost of services provided to clients declined 2% principally due to the Company's operating efficiency initiatives and cost savings actions as well as lower variable costs including commissions and direct labor. This decrease was partially offset by higher annual bonus for non-fee earners as well as Cost of Gross contract reimbursables related to the growth of our Property, facilities and project management service line.

Operating, administrative and other
Operating, administrative and other of $280.8 million decreased by $3.2 million principally due to the Company's operating efficiency initiatives and cost savings actions, including reduced spending on travel and entertainment, third-party contractors and marketing. This decrease was partially offset by higher annual bonus for non-fee earners. Overall, as a percentage of total revenue, operating, administrative and other costs was 15% for the first quarter of 2021 and 2020.
Depreciation and amortization
Depreciation and amortization was $43.1 million, a decrease of $28.9 million. The decrease primarily reflects the complete amortization of certain merger related customer relationships that occurred in the third quarter of 2020.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $17.6 million, a decrease of $8.5 million, which principally reflect actions taken as part of the Company's previously announced strategic realignment of the business and continued focus on operating efficiency.
Interest expense, net
Net interest expense was $42.4 million, an increase of $5.9 million. This increase was principally attributed to the incremental interest incurred as a result of the issuance of 2020 senior secured notes in the second quarter of 2020.
Other income, net
Other income was $2.0 million, a decrease of $37.1 million. This decline reflects the $36.9 million gain recognized last year as a result of the formation of the Cushman & Wakefield Vanke Service joint venture in China.
Benefit from income taxes
The Company's income tax provision for the first quarter of 2021 was a benefit of $28.0 million on the loss before taxes of $45.2 million. For the first quarter of 2020, the Company's income tax provision was a benefit of $26.5 million on loss before taxes of $81.6 million. The Company's estimated effective tax rate was higher in the three months ended March 31, 2021 compared to the same period last year primarily due to a change in jurisdictional mix of earnings in 2021 resulting in a greater benefit.

May 6, 2021

Net loss and Adjusted EBITDA
The net loss of $17.2 million principally reflects the impact of COVID-19 on brokerage activity experienced during the first quarter as Leasing and Capital markets revenue declined 5% and 10% on a local currency basis, respectively, partially offset by revenue growth in Property, facilities and project management and Valuation and other as well as cost savings actions and operating efficiencies.

Adjusted EBITDA of $99.7 million increased by $29.4 million or 38%, on a local currency basis, primarily due to savings generated by cost reduction actions and operating efficiency initiatives as well as the impact of revenue growth in Property, facilities and project management and Valuation and other. These factors were partially offset by lower brokerage activity resulting from COVID-19. As a result, Adjusted EBITDA margin, measured against service line fee revenue, of 7.5% for the three months ended March 31, 2021, expanded 215 basis points as compared to 5.3% in the three months ended March 31, 2020.

Balance Sheet
•Liquidity at the end of the first quarter was $2.0 billion, including availability on the Company's undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $1.0 billion.
•Net debt as of March 31, 2021 was $2.2 billion including the Company's 2018 First Lien debt of $2.6 billion and the 2020 Notes of $639.7 million and net of cash and cash equivalents of $1.0 billion.

i In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our financial measures, such as Service line fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

Conference Call
The Company’s First Quarter 2021 Earnings Conference Call will be held today, May 6, 2021, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 877-407-9208 for U.S. callers and 201-493-6784 for international callers. The Conference ID is 13718278. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of Property, facilities and project management, Leasing, Capital markets, Valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

May 6, 2021

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission.

May 6, 2021

Cushman & Wakefield plc
Condensed Consolidated Statement of Operations (unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2021	2020
Revenue	$1,923.8	$1,895.4
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	1,589.5	1,598.8
Operating, administrative and other	280.8	284.0
Depreciation and amortization	43.1	72.0
Restructuring, impairment and related charges	17.6	26.1
Total costs and expenses	1,931.0	1,980.9
Operating loss	(7.2)	(85.5)
Interest expense, net of interest income	(42.4)	(36.5)
Earnings from equity method investments	2.4	1.3
Other income, net	2.0	39.1
Loss before income taxes	(45.2)	(81.6)
Benefit from income taxes	(28.0)	(26.5)
Net loss	$(17.2)	$(55.1)

Basic and diluted loss per share:
Loss per share attributable to common shareholders	$(0.08)	$(0.25)
Weighted average shares outstanding for basic and diluted loss per share	222.3	219.9

May 6, 2021

Cushman & Wakefield plc
Consolidated Balance Sheets (unaudited)

	As of
(in millions, except per share data)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,015.6	$1,074.8
Trade and other receivables, net of allowance of $77.6 million and $70.9 million, as of March 31, 2021 and December 31, 2020, respectively	1,161.2	1,301.6
Income tax receivable	40.9	43.5
Short-term contract assets	250.4	247.6
Prepaid expenses and other current assets	250.2	223.2
Total current assets	2,718.3	2,890.7
Property and equipment, net	224.1	235.9
Goodwill	2,091.7	2,098.0
Intangible assets, net	972.7	991.2
Equity method investments	115.8	114.9
Deferred tax assets	60.6	61.4
Non-current operating lease assets	405.7	438.2
Other non-current assets	541.9	507.6
Total assets	$7,130.8	$7,337.9

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$40.0	$39.7
Accounts payable and accrued expenses	1,038.0	1,054.4
Accrued compensation	661.7	720.5
Income tax payable	35.3	45.1
Other current liabilities	203.4	205.8
Total current liabilities	1,978.4	2,065.5
Long-term debt	3,230.5	3,235.7
Deferred tax liabilities	76.1	102.2
Non-current operating lease liabilities	378.9	405.6
Other non-current liabilities	360.1	433.3
Total liabilities	6,024.0	6,242.3
Commitments and contingencies (See Note 11 to financial statements)
Shareholders' Equity:
Ordinary shares, nominal value $0.10 per share, 222.9 and 222.0 shares issued and outstanding at March 31, 2021 and at December 31, 2020, respectively	22.3	22.2
Additional paid-in capital	2,846.5	2,843.4
Accumulated deficit	(1,545.4)	(1,528.2)
Accumulated other comprehensive loss	(217.5)	(242.7)
Total equity attributable to the Company	1,105.9	1,094.7
Non-controlling interests	0.9	0.9
Total equity	1,106.8	1,095.6
Total liabilities and shareholders' equity	$7,130.8	$7,337.9

May 6, 2021

Cushman & Wakefield plc
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(in millions)	2021	2020
Cash flows from operating activities
Net loss	$(17.2)	$(55.1)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	43.1	72.0
Impairment charges	7.1	2.8
Unrealized foreign exchange loss	1.5	5.8
Stock-based compensation	7.2	11.9
Lease amortization	27.0	27.8
Amortization of debt issuance costs	2.3	3.2
Change in deferred taxes	(25.4)	(34.0)
Provision for loss on receivables and other assets	12.5	4.3
Other non-cash operating activities	(6.1)	(36.9)
Changes in assets and liabilities:
Trade and other receivables	114.2	227.6
Income taxes payable	(14.4)	(14.9)
Short-term contract assets and Prepaid expenses and other current assets	(39.7)	(56.0)
Other non-current assets	(14.8)	4.3
Accounts payable and accrued expenses	(12.6)	(109.4)
Accrued compensation	(64.5)	(280.8)
Other current and non-current liabilities	(36.6)	(22.5)
Net cash used in operating activities	(16.4)	(249.9)
Cash flows from investing activities
Payment for property and equipment	(12.9)	(9.8)
Acquisitions of businesses, net of cash acquired	—	(102.5)
Investments in equity securities	(15.9)	(11.3)
Other investing activities, net	—	(7.8)
Net cash used in investing activities	(28.8)	(131.4)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(4.8)	(8.9)
Repayment of borrowings	(6.7)	—
Debt issuance costs	—	(11.1)
Payment of finance lease liabilities	(3.3)	(3.6)
Other financing activities, net	1.2	(0.3)
Net cash used in financing activities	(13.6)	(23.9)
Change in cash, cash equivalents and restricted cash	(58.8)	(405.2)
Cash, cash equivalents and restricted cash, beginning of the period	1,164.1	872.3
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(3.5)	(16.5)
Cash, cash equivalents and restricted cash, end of the period	$1,101.8	$450.6

May 6, 2021

Segment Results
The following tables summarize our results of operations for our operating segments for the three months ended March 31, 2021 and 2020.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. Adjusted EBITDA excludes Depreciation and amortization, interest expense, net of interest income, income taxes, as well as integration and other costs related to merger, stock-based compensation for plans enacted before the Company's initial public offering, acquisition related costs and efficiency initiatives and other charges. Segment operating expense is comprised of Fee-based operating expenses and Cost of gross contract reimbursables. Corporate expenses are allocated to the segments based upon Service line fee revenue of each segment.

Americas Results

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$540.8	$501.8	8%	8%
Leasing	219.7	238.1	(8)%	(8)%
Capital markets	133.4	146.5	(9)%	(9)%
Valuation and other	37.3	38.8	(4)%	(3)%
Total service line fee revenue(1)	931.2	925.2	1%	1%
Gross contract reimbursables(2)	493.7	469.6	5%	5%
Total revenue	$1,424.9	$1,394.8	2%	2%

Costs and expenses:
Americas Fee-based operating expenses	$854.2	$861.2	(1)%	(1)%
Cost of gross contract reimbursables	493.7	469.6	5%	5%
Segment operating expenses	$1,347.9	$1,330.8	1%	1%

Adjusted EBITDA	$77.8	$64.1	21%	21%
Adjusted EBITDA margin(3)	8.4%	6.9%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

May 6, 2021

EMEA Results

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$83.7	$84.9	(1)%	(9)%
Leasing	42.6	40.8	4%	(3)%
Capital markets	22.3	21.6	3%	(5)%
Valuation and other	44.5	40.2	11%	2%
Total service line fee revenue(1)	193.1	187.5	3%	(5)%
Gross contract reimbursables(2)	30.8	22.5	37%	29%
Total revenue	$223.9	$210.0	7%	(1)%

Costs and expenses:
EMEA Fee-based operating expenses	$192.3	$192.1	—%	(7)%
Cost of gross contract reimbursables	30.8	22.5	37%	29%
Segment operating expenses	$223.1	$214.6	4%	(4)%

Adjusted EBITDA	$2.4	$(3.4)	171%	200%
Adjusted EBITDA margin(3)	1.2%	(1.8)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

APAC Results

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$143.6	$145.4	(1)%	(9)%
Leasing	29.4	22.9	28%	20%
Capital markets	10.7	14.0	(24)%	(27)%
Valuation and other	29.6	25.4	17%	9%
Total service line fee revenue(1)	213.3	207.7	3%	(5)%
Gross contract reimbursables(2)	61.7	82.9	(26)%	(34)%
Total revenue	$275.0	$290.6	(5)%	(13)%

Costs and expenses:
APAC Fee-based operating expenses	$196.1	$200.2	(2)%	(9)%
Cost of gross contract reimbursables	61.7	82.9	(26)%	(34)%
Segment operating expenses	$257.8	$283.1	(9)%	(16)%

Adjusted EBITDA	$19.5	$9.6	103%	80%
Adjusted EBITDA margin(3)	9.1%	4.6%

(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

May 6, 2021

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures

We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, Depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share; and
iv.Local currency.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives. Segment operating expense includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted Net Income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted EPS as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted-average outstanding shares.

May 6, 2021

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
The interim financial information for the three months ended March 31, 2021 and 2020 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2020.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most comparable GAAP measures.

May 6, 2021

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020
Net loss	$(17.2)	$(55.1)
Add/(less):
Depreciation and amortization(1)	43.1	72.0
Interest expense, net of interest income	42.4	36.5
Benefit from income taxes	(28.0)	(26.5)
Integration and other costs related to merger(2)	16.2	17.3
Pre-IPO stock-based compensation(3)	1.6	6.3
Acquisition related costs and efficiency initiatives(4)	40.2	15.9
Other(5)	1.4	3.9
Adjusted EBITDA	$99.7	$70.3
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $20.8 million and $48.0 million for the three months ended March 31, 2021 and 2020, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 9: Stock-based Payments of the Notes to unaudited interim Condensed Consolidated Financial Statements for the three months ended March 31, 2021 for additional information.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives in 2020 and 2021 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other principally reflects $1.0 million for COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office for the three months ended March 31, 2021, and other items including accounts receivable securitization.

Reconciliation of Net loss to Adjusted Net Income:

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020
Net loss	$(17.2)	$(55.1)
Add/(less):
Merger and acquisition-related depreciation and amortization(1)	20.8	48.0
Financing and other facility costs	—	(0.6)
Integration and other costs related to merger	16.2	17.3
Pre-IPO stock-based compensation	1.6	6.3
Acquisition related costs and efficiency initiatives	40.2	15.9
Other	1.4	3.9
Income tax adjustments(2)	(37.5)	(28.8)
Adjusted Net Income	$25.5	$6.9
Weighted average shares outstanding, basic	222.3	219.9
Weighted average shares outstanding, diluted(3)	223.9	223.9
Adjusted earnings per share, basic	$0.11	$0.03
Adjusted earnings per share, diluted	$0.11	$0.03
(1) Includes amortization of acquired intangible assets.
(2) Reflective of management's estimation of an adjusted effective tax rate (adjusted for certain items) of 27% and 25% for the three months ended March 31, 2021 and 2020, respectively.
(3) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 1.6 million and 3.9 million for the three months ended March 31, 2021 and 2020, respectively, which is used to calculate Adjusted earnings per share, diluted.

May 6, 2021

Summary of Total costs and expenses:

	Three Months Ended March 31,
(in millions) (unaudited)	2021	2020
Americas Fee-based operating expenses	$854.2	$861.2
EMEA Fee-based operating expenses	192.3	192.1
APAC Fee-based operating expenses	196.1	200.2
Cost of gross contract reimbursables	586.2	575.0
Segment operating expenses:	1,828.8	1,828.5
Depreciation and amortization(1)	43.1	72.0
Integration and other costs related to merger(2)	16.2	17.3
Pre-IPO stock-based compensation(3)	1.6	6.3
Acquisition related costs and efficiency initiatives(4)	39.9	52.9
Other(5)	1.4	3.9
Total costs and expenses	$1,931.0	$1,980.9
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $20.8 million and $48.0 million for the three months ended March 31, 2021 and 2020, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 9: Stock-based Payments of the Notes to unaudited interim Condensed Consolidated Financial Statements for the three months ended March 31, 2021 for additional information.
(4) Acquisition related costs and efficiency initiatives, reflect costs incurred to implement operating efficiency initiatives in 2020 and 2021 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other principally reflects $1.0 million for COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office for the three months ended March 31, 2021, and other items including accounts receivable securitization.